EXHIBIT 99

FOR IMMEDIATE

RELEASE

CONTACT: Susan Fedor, Investor Relations
203.894.3288, SUSANFEDOR@VITALWORKS.COM
              -------------------------

                  VITALWORKS ANNOUNCES STOCKHOLDER RIGHTS PLAN


RIDGEFIELD, Conn., Dec. 5, 2002 -- VitalWorks Inc. (Nasdaq: VWKS - News), a leader in healthcare practice management and clinical solution software, today adopted a Stockholder Rights Plan and declared a dividend of one Right on each share of VitalWorks common stock. The dividend will be paid on December 27, 2002, to stockholders of record on December 27, 2002. The Rights Plan was approved and recommended to the Board of Directors by a special committee of the Board of Directors consisting of the three outside Board members. The Rights Plan is designed to enable all VitalWorks stockholders to realize the full value of their investment and to provide for fair and equal treatment of all VitalWorks stockholders if there is an unsolicited attempt to acquire control of VitalWorks. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any specific effort to acquire control of VitalWorks.

Initially, the Rights will trade with the common stock of VitalWorks and will not be exercisable. The Rights will separate from the common stock and become exercisable upon the occurrence of events typical of Stockholder Rights Plans. In general, such separation will occur when any person or group, without the Board's approval, acquires or makes an offer to acquire 15% or more of VitalWorks' common stock. Thereafter, separate Right Certificates will be distributed and each Right will entitle its holder to purchase one one-thousandth of a share of VitalWorks' Series B Junior Preferred Stock (the "Preferred Stock") for an exercise price of $20.00 (the "Exercise Price"). Each one one-thousandth of a share of Preferred Stock has economic and voting terms equivalent to those of one share of VitalWorks' common stock.

Subject to the specific terms of the Rights Plan, which will be filed with the Securities and Exchange Commission, in the event that any person or group, without the Board's approval, actually acquires 15% or more of VitalWorks' common stock, then each holder of a Right (other than such person or group) shall thereafter have the right to receive upon exercise of such Right and payment of the Exercise Price, shares of Preferred Stock having a value equal to twice the Exercise Price. Also, if VitalWorks is involved in a merger or sells more than 50% of its assets or earning power, each Right, unless previously redeemed by the Board of Directors, will entitle its holder (other than the acquiring person or group) to purchase shares of common stock of the acquiring company having a market value of twice the Exercise Price.

The Rights Plan is not intended to prevent a takeover of VitalWorks at a full and fair price. However, the Rights Plan may cause substantial dilution to a person or group that, without prior Board approval, acquires 15% or more of VitalWorks' common stock, or unless the Rights are first redeemed by the Board of Directors.

The Rights may be redeemed by the Board of Directors for $0.005 per Right and will otherwise expire on December 5, 2012.

The Rights Plan contains an independent directors review provision whereby a committee of independent directors will review the Rights Plan at least every three years and, if a majority of the members of the independent committee deems it appropriate, may recommend to the Board the continued maintenance, modification or termination of the Rights Plan.

The Rights plan does not weaken VitalWorks' financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to VitalWorks or its stockholders and will not change the way VitalWorks' shares are traded.

Stockholders will receive a summary of key terms of the Rights Plan by mail. Detailed information and a copy of the Rights Plan will be filed with the Securities and Exchange Commission.

ABOUT VITALWORKS

VitalWorks Inc. is a leading, nationwide provider of information management technology and services targeted to healthcare practices and organizations. The company provides IT-based solutions for general medical practices and has specialty-specific products and services for practices such as radiology, anesthesiology, ophthalmology, emergency medicine, plastic surgery, and dermatology. VitalWorks also offers enterprise-level systems designed for large physician groups and networks. The company's range of software solutions, which include workflow features related to patient encounters, automate the administrative, financial, and clinical information management functions for physicians and other healthcare providers. VitalWorks provides its clients with ongoing software support, training, electronic data interchange ("EDI") services for patient billing and claims processing, and a variety of Web-based services.